May 4, 2022

Bubblr Inc.

21 West 46th Street

New York, NY 10036

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Bubblr., a Wyoming corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of a total of 15,385,595 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of which (i) 2,634,603 shares (“Conversion Shares”) are issuable upon the conversion of Series C Preferred Stock (the “Preferred Stock”) (ii) 1,975,953 shares (“Warrant Shares”) are issuable upon the exercise of the Warrants (the “Warrants”); (ii) 10,000,000 shares (“Put Shares”) are reserved for issuance pursuant to an Equity Financing agreement dated March 4, 2022 (the “Financing Agreement”), between the Company and GHS Investments, LLC; (iii) 206,000 shares are offered by White Lion Capital, LLC, pursuant to a Termination and Release Agreement with the Company; and (iv) 597,039 shares are offered by GHS Investments, LLC that were issued to the company as commitment shares. We are acting as counsel for the Company in connection with the registration of the Common Stock by the Company.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the laws of the State of Wyoming, as currently in effect, and we express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Wyoming, as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that;

i.	the Conversion Shares to be sold by the Selling Stockholders have been duly authorized for issuance and, when issued and delivered in accordance with the terms of the Preferred Stock, the Conversion Shares will be validly issued, fully paid, and nonassessable;
ii.	The Warrant Shares underlying the Warrants to be sold by the Selling Stockholders will be validly issued, fully paid and nonassessable and will be a binding obligation of the Company under the laws of the State of Wyoming when issued by the Company if the exercise price is received by the Company;
iii.	the Put Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Financing Agreement, including receipt of the consideration therefor, will be validly issued, fully paid and nonassessable; and
iv.	The Resale Shares represented by 793,039 issued and outstanding shares of common stock are validly issued, fully paid and nonassessable.

The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ The Doney Law Firm

THE DONEY LAW FIRM

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